Exhibit 10.3

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO MANUKA LTD. IF PUBLICLY DISCLOSED. OMISSIONS ARE DENOTED IN BRACKETS WITH ASTERISKS THROUGHOUT THIS EXHIBIT.

AGREEMENT

This Agreement (the “Agreement”) is made as of July 20, 2021 (the “Effective Date”) by and between Waitemata Manuka Honey Direct Ltd (“WMHD”), and Waitemata Honey Co Ltd (“WHC”), organized under the laws of New Zealand, with offices at 8 Te Kea Place, Rosedale Industrial Centre, Auckland, NZ (jointly referred to as the “Companies”) and MANUKA LTD, a limited company organized and existing under the laws of the State of Israel, with offices at 19 Haim Bar-Lev St., Ramat-Gan, Israel (the “Reseller”).

WHEREAS the Companies manufacture and sell products from manuka honey (the “Products”); and WHEREAS it has been agreed between the parties that the Reseller shall purchase the Products from WMHD and resell them to its customers, as set forth herein; NOW THEREFORE, in consideration of the mutual promises and undertakings contained herein, the parties hereby agree, covenant, declare and warrant as follows:

1.	Preamble, Headings and Appendices. The preamble and appendices to this Agreement shall form an integral part thereof. The headings in this Agreement are inserted for convenience only and shall not be used in any manner in the interpretation of this Agreement.

2.	Framework Agreement. This Agreement sets forth the terms and conditions under which the Reseller will, from time to time, purchase the Products from WMHD for the purpose of reselling them to its customers (the “Customers”). Unless otherwise agreed to in writing, the terms and conditions of this Agreement shall exclusively govern the transactions resulting from any order for the Products issued by the Reseller to WMHD and accordingly, except for the quantities of the Products ordered and reasonable invoicing instructions, the terms of a purchase order used by either party shall not derogate, in any manner, from the foregoing. The Reseller shall have the right to purchase the Products from the Companies as private label products, and to sell the Products under its own branding while the Products are bearing the labels containing the Reseller’s name and logo, along with the Companies’ name and address under ‘Manufactured by...” as well as the UMFHA license number. For further clarity, it’s agreed between the parties that the label shall comply with any and all requirements as laid out by Israel MOH and New Zealand’s Ministry of Primary Industries (MPI). A sample of the label is attached hereto as Appendix B.*

3.	Manufacturing the Products

3.1	The Companies agree to comply with all laws, regulations and standards, applicable to the manufacture of the Products, and will obtain and maintain all applicable permits and licenses required in connection with its obligations under this Agreement. Without derogating from the generality of the foregoing, the Companies undertake to manufacture the Products in accordance with the terms of the Certification (as defined below).

3.2	Since the Israeli Ministry of Health requires that any honey products imported to Israel shall be manufactured by manufacturers holding ISO (International Organization for Standardization) or BRC (British Retail Consortium) certificate (the “Certification”), it has been agreed between the parties that the Companies shall take the required actions needed in order to obtain such Certification, that the Reseller shall bear the costs of such Certification up to 10,000 New Zealand Dollars and that such costs that shall be paid by the Reseller shall be offset from the payments due to the WMHD for the Products to be purchased by the Reseller from time to time as set out below. The Companies shall choose whether to obtain ISO Certification or BRC Certification.

3.3	The Companies hereby confirm that Reseller has advanced the Companies a down payment in the amount of 2,000 New Zealand Dollars on account of the Certification’s costs, and that the Reseller shall pay the Companies additional payments (up to an aggregate amount of 10,000 New Zealand Dollars) upon the presentation of receipts evidencing the payments made by the Companies in order to obtain said Certification. The Companies undertake to start the Certification process promptly following the execution of this Agreement and to make its best efforts in order to complete such process as soon as practicably possible.

* The label is still a work in progress

3.4	In the event that the Companies shall decide to withdraw from the Certification process and/or to stop it before its completion, they shall return the Reseller, within 7 working-days as of the Reseller’s request, all the payments paid to the Companies by the Reseller prior to such withdrawal/stop.

3.5	The parties further agree that, with respect to each shipment of the Products to be ordered by the Reseller from the WHMD from time to time, an amount equal to 10% of the ex-works order value, as evidenced in a duly presented invoice, shall be deducted from the payments due to WMHD by the Reseller for such shipment, until the aggregate amount of such deductions shall equal the total aggregate payments made by the Reseller to the Companies in order to finance the Certification.

4.	Purchase Orders. The Reseller shall order the Products from the WMHD, from time to time, by issuing purchase orders (the “Purchase Order(s)”), which Purchase Orders are to be placed by e-mail. Each Purchase Order shall include, as appropriate: (i) description and quantity of each Product ordered; (ii) requested shipment date; (iii) requested shipment address; (iv) shipping and insurance instructions; and/or (v) any additional required information as applicable. Each Purchase Order shall be deemed approved by WMHD within 10 working-days from the date it has been sent to the WMHD by the Reseller, unless WMHD has notified the Reseller, in writing, that it disagrees with the content of such Purchase Order until the lapse of such 10-days period. WMHD may not disagree to any term set forth in the Purchase Order that is consistent with the terms of this Agreement.

5.	Packing and Labeling the Products. The Companies undertake that all the Products shall be packed in a manner which is suitable for protection of said Products during their shipment and storage and in accordance with the reasonable shipping and storage directions of the Reseller. Damage to any Products resulting from improper packing will be charged to the Company. All Products shall be marked and labeled in accordance with the instructions of the Reseller, and the Reseller shall provide the Companies with the graphics and design of the labels to be placed on the Products. Without derogating from the generality of the foregoing, WHC shall stamp on each Product the relevant production data that shall enable tracing of such Product’s manufacture, including without derogating from the generality of the foregoing, manufacturer name, manufacturing location, manufacturing date and batch number.

6.	Shipment Documents. The Companies shall attach to each shipment of the Products, the documents that shall be required by the relevant International Courier and the tax authorities, such as invoice, packing list, bill of lading, the applicable quality standard documents etc.

7.	Delivery. The Products ordered hereunder shall be manufactured by WHC and ready for shipment not later than the delivery dates set forth in Appendix A hereto (the “Delivery Schedule”). The Companies shall use all reasonable efforts to deliver the Products to the Reseller in accordance with the shipment terms specified in each Purchase Order, or as otherwise agreed in writing, not later than the dates set out in the Delivery Schedule.

8.	Late Delivery. It is agreed that time is important in the performance of this Agreement by the Companies and the Companies shall do their best to adhere to the Delivery Schedule. However, it is noted that shipping arrangements between New Zealand and Israel can be uncertain and agreed delivery dates are to be read as statements of best intention. Additionally, vagaries of weather and general growing conditions and seasonal variations may interfere with the best endeavors to meet production and delivery dates. There will be no penalties if best endeavors have been exercised to mitigate these matters. It is acknowledged that goodwill and transparent communication is important in handling these matters if they arise.

9.	Products Inspection. The Reseller shall conduct a visual and physical inspection of the Products after it shall receive them and shall provide the Companies with written notice of any defects or damage to the delivered Products, including any claimed non-conformance with the relevant Purchase Order. For the avoidance of doubt, the Reseller shall have no obligation to conduct analysis of the Products. In the event that any Product delivered to the Reseller is damaged and/or defected and/or non-compliant with this Agreement and/or the applicable Purchase Order, as more fully described in clause 10 below, WMHD shall fully refund the Reseller, within 10 working-days as of the Companies receipt of the Reseller’s presentation of proof of damage with any payments paid by the Reseller for such damaged or non-compliant Product. For the sake of clarity, the terms ‘Product’ or ‘Products’ in this section 9 do not refer to a whole shipment, but to damaged items within a shipment.

10.	Products’ Warranty. The Companies warrant that the Products that shall be purchased by the Reseller shall be of excellent quality, shall be free from any third-party rights and/or claims, shall have a shelf life of at least 4 (four) years as of the delivery thereof to the Reseller, and shall be free from defects or damages. A Product shall be deemed defective and/or damaged in the following events: (a) broken jar, (b) broken or open jar’s seal, (c) defective label, (d) spoiled Product. In that event the Reseller shall notify the Companies of any defective/damaged Product, the Companies shall fully refund the Reseller with the payment made by the Reseller for such Product. Photographic evidence shall be sent to the Companies before any refunds are actioned as Honey cannot be sent back to NZ.

11.	Consideration. In consideration for the purchased Products, the Reseller shall pay WMHD the payments set forth in Appendix A hereto (the “Consideration”). Any change to the Consideration shall require the prior written consent of both parties, and in event shall not apply to any Purchase Order already executed by the parties prior to such change notice. The Reseller shall pay the Consideration to WMHD pursuant to the payment terms set forth in Appendix A. The prices in Appendix A are ex-works prices. In addition to those costs there will be shipping costs that may include freight, duties, taxes and other costs associated with the export and importation of Product into Israel. It is agreed that such extra costs are borne by the Reseller. For the sake of clarity, those costs incurred in New Zealand will be added to the invoices issued by WMHD, and those costs incurred in Israel will be borne by the Reseller.

12.	Taxes and Duties. Each party shall bear its own taxes.

13.	Term. The term of this Agreement shall commence as of the Effective Date and shall terminate upon the lapse of sixty (60) months thereafter (the “Term”). Upon the expiration of the Term, the Agreement shall renew automatically for successive twenty-four (24) months’ periods, unless either party has provided the other party with a written notice of its election not to renew the Agreement at least thirty (30) days prior to the end of the Term or any renewal thereof.

14.	Miscellaneous

14.1	Entire Agreement. This Agreement represents the entire agreement between the parties on the subject matter hereof and supersedes all prior discussions, agreements and understandings of every kind and nature between them. No modification of this Agreement will be effective unless in writing, signed by both parties.

14.2	Force Majeure. Neither party shall be liable for any failure or delay in performing its obligations under this Agreement, that is caused by flood, fire, earthquakes, epidemic, strike, war, governmental action or other cause reasonably beyond the control of the party, provided that such party takes diligent action to perform its obligations as promptly as possible after the condition has abated.

14.3	Governing Law/Jurisdiction. This Agreement shall be exclusively governed by, interpreted and construed in accordance with the laws of New Zealand, the competent court in Auckland. New Zealand shall have sole and exclusive jurisdiction regarding any dispute or claim arising hereunder.

14.4	Severability. Any provision hereof which is found to be invalid, illegal or unenforceable under any applicable laws, shall be amended to the extent required to render it valid, legal and enforceable under such laws (or deleted if no such amendment is feasible), and such amendment or deletion shall not affect the enforceability of the other provisions hereof.

14.5	Waiver. The parties agree that failure of either party at any time to require performance by the other party of any of the provisions herein shall not operate as a waiver of the right of that party to request strict performance of the same or like provisions, or any other provisions hereof, at a later time.

14.6	Notice. Notice as required hereunder shall be delivered by hand, by courier service, by e-mail, or by registered or certified mail, return receipt requested, postage prepaid. A notice shall be addressed to the other party at the address listed above, or to another address, which may subsequently be specified in writing by a party. A notice shall be effective one (1) working day after being delivered by hand, courier service or by e-mail, and fifteen (15) working days after being sent by registered mail.

14.7	Assignment. Neither party may assign any right or obligation hereunder without the prior written consent of the other party.

14.8	Counterparts. This Agreement may be executed in any number of counterparts, all of which together will constitute one and the same Agreement.

14.9	Binding Signature. Each of the undersigned hereby represents and warrants that it is authorized to sign this Agreement on behalf of the party for which it is signing, and that said party authorized and approved this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above:

Waitemata Manuka Honey Direct Ltd	MANUKA LTD

By:	By:

Name:	John Martin	Name:	MANUKA LTD.
Title:	Director	Title:	VAT 516179181

Waitemata Honey Co Ltd
By:
Name:	Neil Stuckey
Title:	Director

Appendix A

[**]